Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 033-32476) of our reports dated June 20, 2014 on the financial statements and financial highlights of Tax-Exempt Portfolio and Government & Agency Securities Portfolio (two of the Funds comprising Cash Account Trust), included in each Fund’s Annual Report for the fiscal year ended April 30, 2014.

                                                                                                       /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 28, 2014